Exhibit 99.1

FOR IMMEDIATE RELEASE

Dr. Dambisa Moyo and Dr. Wanda M. Austin Elected to Chevron’s
Board of Directors

SAN RAMON, Calif., August 9, 2016 – Chevron Corporation (NYSE: CVX) announced that Dr. Dambisa Moyo and Dr. Wanda Austin have been elected to Chevron's board of directors. Dr. Moyo’s appointment is effective October 11, 2016; she will serve on the company's Audit Committee. Dr. Austin’s appointment is effective December 1, 2016; she will serve on the company's Board Nominating and Governance Committee and Public Policy Committee.

“Dr. Moyo and Dr. Austin bring unique insights that will be valuable to the board,” said John Watson, Chevron’s chairman of the board and chief executive officer. “Dr. Moyo has significant knowledge of macroeconomics, geopolitics and global markets. Dr. Austin has demonstrated leadership and has a strong background in science and technology.”

Moyo, 47, is an economist and is the founder and chief executive officer of Mildstorm LLC since 2015. From 2001-2008, she worked at Goldman Sachs in various roles, including as an economist. Prior to that she worked at the World Bank in Washington, D.C. from 1993 until 1995. She currently serves on the boards of Barclays plc; Barrick Gold Corporation; SABMiller plc; and Seagate Technology plc. and previously served as a director of Lundin Petroleum AB from 2009 to 2012.

Moyo’s work examines the interplay of international business and the global economy, while highlighting the key opportunities for investment.

Moyo earned a bachelor’s degree in chemistry from The American University, a master’s degree in finance from The American University, a master’s degree in public administration from Harvard University’s John F. Kennedy School of Government and a doctorate in economics from the University of Oxford.

Austin, 61, has served as president and chief executive officer of The Aerospace Corporation since 2008 and holds an adjunct research professor appointment in the University of Southern California’s Viterbi School of Engineering. Austin joined The Aerospace Corporation in 1979 and served in various positions, including General Manager of the Military Satellite Communications Division. From 2001 to 2003, she was Senior Vice President, Engineering and Technology Group, directing a staff of 1,000 engineers and scientists. In 2004 she served as Senior Vice President, National Systems Group and as Senior Vice President, Special Studies. Before working at The Aerospace Corporation, Austin worked at Rockwell International on the technical staff.

She currently serves on the board of The Aerospace Corporation; the Horatio Alger Association; the National Geographic Society; and the University of Southern California.

Austin earned a bachelor’s degree in mathematics from Franklin & Marshall College, master’s degrees in systems engineering and mathematics from the University of Pittsburgh and a doctorate in systems engineering from the University of Southern California.

Chevron is one of the world's leading integrated energy companies. Through its subsidiaries that conduct business worldwide, the company is involved in virtually every facet of the energy industry. Chevron explores for, produces and transports crude oil and natural gas; refines, markets and distributes transportation fuels and lubricants; manufactures and sells petrochemicals and additives; generates power and produces geothermal energy; and develops and deploys technologies that enhance business value in every aspect of the company's operations. Chevron is based in San Ramon, California. More information about Chevron is available at www.chevron.com.

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Contact: Melissa Ritchie,     +1 925-842-0455